Exhibit 3.1

Industry Canada	Industrie Canada

Certificate of Incorporation	Certificat de constitution

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

ENDOCEUTICS, INC.	437206-9

Name of corporation-Dénomination de la société	Corporation number-Numéro de la société

I hereby certify that the above-named corporation, the articles of incorporation of which are attached, was incorporated under the Canada Business Corporations Act.	Je certifie que la société susmentionnée, dont les statuts constitutifs sont joints, a été constituée en société en vertu de la Loi canadienne sur les sociétés par actions.

/s/ Richard G. Shaw	June 20, 2006 / le 20 juin 2006
Richard G. Shaw Director - Directeur	Date of Incorporation - Date de constitution

Industry Canada Canada Business Corporations Act	Industrie Canada Loi canadienne sur les sociétés par actions	FORM 1 ARTICLES OF INCORPORATION (SECTION 6)	FORMULAIRE 1 STATUTS CONSTITUTIFS (ARTICLE 6)

1 —	Name of the Corporation	Dénomination sociale de la société

ENDOCEUTICS, INC.

2 —	The province or territory in Canada where the registered office is situated	La province ou le territoire au Canada où est situé le siège social

Québec

3 —	The classes and any maximum number of shares that the corporation is authorized to issue	Catégories at le nombre maximal d’actions que la société est autorisée à émettre

Schedule 1 attached hereto is incorporated herein by reference as if herein set forth at length.

4 —	Restrictions, if any, on share transfers	Restrictions sur le transfert des actions, s’il y a lieu

Schedule 2 attached hereto is incorporated herein by reference as if herein set forth at length.

5 —	Number (or minimum and maximum number) of directors	Nombre (ou nombre minimal et maximal) d’administrateurs

Minimum: 1 Maximum: 10

6 —	Restrictions, if any, on the business the corporation may carry on	Limites imposées à l’activité commerciale de la société, s’il y a lieu

None.

7 —	Other provisions, if any	Autres dispositions, s’il y a lieu

Schedule 3 attached hereto is incorporated herein by reference as if herein set forth at length.

8 —	Incorporators - Fondateurs

Name(s) - Nom(s)	Address (including postal code) Adresse (inclure le code postal)	Signature	Tel. No. - N° de tél.
François Duchesneau	140, Grande Allée Est, #800, Québec (Québec) G1R 5M8	/s/ François Duchesneau	418–640–2009

FOR DEPARTMENTAL USE ONLY - A L’USAGE DU MINISTÈRE SEULEMENT

IC 3419 (2004/12)

SCHEDULE 1

DESCRIPTION OF SHARE CAPITAL

The Corporation is authorized to issue an unlimited number of Common and Preferred shares.

1. COMMON SHARES

Subject to the rights, privileges, conditions and restrictions attached to the shares of other classes, the Common Shares shall carry the following rights:

1.1	Voting right. Holders of Common Shares shall have the right to receive notice of any meeting of shareholders of the Corporation, to attend such meeting and to vote thereat on the basis of one (1) vote per Common Share held.

1.2	Dividend. Holders of Common Shares shall have the right to receive any dividend declared by the Corporation.

1.3	Remaining property. Upon the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or other distribution of assets of the Corporation among shareholders for the purpose of winding-up its affairs, holders of Common Shares, subject to the rights attaching to the Preferred Shares, shall have the right to share the remaining property of the Corporation.

2. PREFERRED SHARES

The Preferred Shares carry the following rights, privileges, conditions and restrictions:

2.1	Directors’ Authority to Issue in One or More Series. The Board of Directors of the Corporation may issue the Preferred Shares at any time and from time to time in one or more series. Before the first shares of a particular series are issued, the Board of Directors of the Corporation shall fix the number of shares in such series and shall determine, subject to the limitations set out in these Articles of Amendment, the designation, rights, privileges, conditions and restrictions to be attached to the shares of such series including, without limiting or restricting the generality of the foregoing, the rate or rates, amount or method or methods of calculation of preferential dividends, whether cumulative, non-cumulative or partially cumulative, and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date and place of payment thereof, and the date or dates from which such preferential dividends shall accrue, the redemption price and terms and conditions of redemption, if any, the rights of retraction, if any, and the prices and other terms and conditions of any rights of retraction and whether any additional rights of retraction may be provided to such holders in the future, the consideration and the terms and conditions of any purchase for cancellation, if any, and the terms and conditions of any share purchase plan or sinking fund with respect thereto, the conversion price and the terms and conditions of conversion, if any. Before the issue of the first shares of a series, the Board of Directors of the Corporation shall send to the director under the Act, Articles of Amendment containing a description of such series including the designation, rights, privileges, conditions and restrictions determined by the Board of Directors of the Corporation.

2.2	Ranking of Preferred Shares. The Preferred Shares of each series shall rank at par with the Preferred Shares of every other series with respect to priority in the payment of dividends, return of capital and in the distribution of assets of the Corporation in the event of the liquidation or dissolution of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, whether voluntary or involuntary. The Preferred Shares shall have priority over the Common Shares of the Corporation, with respect to priority in the payment of dividends, return of capital and the distribution of assets in the event of the liquidation or dissolution of the Corporation, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, whether voluntary or involuntary. If any cumulative dividends or amounts payable on return of capital in respect of a series of shares are not paid in full, the shares of all series of Preferred Shares participate rateably in respect of accumulated dividends and return of capital.

2.3	Purchase for Cancellation. Subject to the provisions of the Act and the provisions attached to any particular series of Preferred Shares, Preferred Shares of any series, if so provided in the rights, privileges, conditions and restrictions attached to such series, may be purchased for cancellation or made subject to redemption at the option of the Corporation or the holder thereof, at such time and at such prices and upon such other terms and conditions as may be specified in the rights, privileges, conditions and restrictions attaching to the Preferred Shares of such series.

2.4	Voting Rights. Unless the Articles of Amendment otherwise provide with respect to the creation and issue of a particular series of Preferred Shares, the holders of Preferred Shares shall not be entitled to receive any notice of or attend any meeting of shareholders of the Corporation and shall not be entitled to vote at any such meeting; provided that at any meeting of shareholders at which, notwithstanding the foregoing, the holders of Preferred Shares are required or entitled by law to vote separately as a class, each holder of Preferred Shares of any series thereof shall be entitled to cast, in respect of each such Preferred Share held, that number of votes which is equal to the quotient obtained by dividing the stated capital account maintained for all the outstanding Preferred Shares of such series by the number of such outstanding Preferred Shares; provided that in respect of any such consideration denominated in a currency other than Canadian, the Board of Directors of the Corporation shall, for the purpose of this Section 2.4, determine the appropriate conversion rate of such currency to Canadian currency in effect on the date of issue and, based on such rate, the Canadian dollar equivalent of such consideration; and provided further that when such quotient is a fraction or a whole number plus a fraction there shall be no right to vote in respect of such fraction.

Any meeting of shareholders at which the holders of the Preferred Shares are required or entitled by law to vote separately as a class or a series shall, unless the Articles of the Corporation otherwise provide, be called and conducted in accordance with the by-laws of the Corporation; provided that no amendment to or repeal of the provisions of such by-laws made after the date of the first issue of any of the Preferred Shares by the Corporation shall be applicable to the calling and conduct of meetings of holders of the Preferred Shares voting separately as a class or as a series unless such amendment or repeal has been theretofore approved by ordinary resolution adopted by the holders of the Preferred Shares voting separately as a class.

SCHEDULE 2

RESTRICTIONS ON TRANSFER OF SHARES

No share of the share capital of the Corporation shall be transferred without the approval of the directors evidenced by a resolution of the board, which approval may be given at a later date with retroactive effect.

SCHEDULE 3

OTHER PROVISIONS

1.	The directors, in order to increase the number of directors within the limits prescribed by the articles, may appoint one (1) or more directors, who shall hold office for a term expiring not later than the close of the next annual meeting of the shareholders, to the extent that the total number of directors so appointed shall not exceed one third (1/3) of the number of directors elected at the previous annual meeting of the shareholder.

2.	No security of the Corporation, other than a share and a non-convertible debt security, shall be transferred without the approval of the directors evidenced by a resolution of the board, which approval may be given at a later date with retroactive effect.

3.	The annual meeting of shareholders of the Corporation (whether or not also held as a special meeting) may be held outside Canada, in the following places:

a)	the greater metropolitan area of any following cities in the United States of America: Boston (Massachusetts), Chicago (Illinois), Dallas (Texas), Denver (Colorado), Detroit (Michigan), Houston (Texas), Los Angeles (California), Miami (Florida), New York (New York), Philadelphia (Pennsylvania), San Francisco (California), Seattle (Washington), Washington (District of Columbia);

b)	to the extent permitted by the Canada Business Corporations Act, any other city outside Canada designated from time to time by the Board of Directors of the Corporation in connection with the then next annual meeting of shareholders.

Industry Canada Corporations Canada	Industrie Canada Corporations Canada	Form 2 Information Regarding the Registered Office and the Board of Directors (To be filed with Articles of Incorporation, Amalgamation and Continuance) (Sections 19, 106 and 113(1) of the CBCA)

Changes to the registered office or the board of directors are to be made by filing Form 3 Change of Registered Office Address or Form 6 Changes Regarding Directors.

If the space available at item 4 is insufficient, please attach information, on a separate piece of paper, to the form.

INSTRUCTIONS

4 At least 25 per cent of the directors of a corporation must be Canadian residents. If a corporation has less than four directors, at least one director must be a Canadian resident (subsection 105(3) of the Canada Business Corporations Act (CBCA)),

However, the board of directors of corporations operating in uranium mining, book publishing an distribution, book sale or film and video distribution must be comprised of a majority of Canadian residents (subsection 105(3.1) of the CBCA).

5 Declaration

In the case of an Incorporation, the form must be signed by the incorporator. In all other cases (Articles of Amalgamation and Articles of Continuance), the form may be signed by any individual who has the relevant knowledge of the corporation and who is authorized by the directors (subsection 262.1(2) of the CBCA).

For example:

•	a director of the corporation;

•	an authorized officer of the corporation; or

•	an authorized agent.

General

The information you provide in this document is collected under the authority of the CBCA and will be stored in persona information bank number IC/PPU-049. Personal information that you provide is protected under the provisions of the Privacy Act. However, public disclosure pursuant to section 266 of the CBCA is permitted under the Privacy Act.

If you require more Information, please visit the Forms, Policies, Fees and Legislation section of our Web site at http://corporationscanada.ic.gc.ca or contact us at (613) 941-9042 or toll-free at 1 866 333-5556.

1	Corporation name

ENDOCEUTICS, INC.

2	Address of registered office (must be a street address)

2989, de la Promenade

NUMBER AND STREET NAME

	Québec	Québec	G1W 2J5
	CITY	PROVINCE/TERRITORY	POSTAL CODE

3	Mailing Address (if different from the registered office)

SAME AS ABOVE ☑

ATTENTION OF

NUMBER AND STREET NAME

	CITY	PROVINCE/TERRITORY	POSTAL CODE

4.	Members of the board of directors

	FIRST NAME LAST NAME	RESIDENTIAL ADDRESS (must be a street address)	CANADIAN RESIDENT (Yes/No)
	Fernand LABRIE	2989, de la Promenade, Québec (Québec) G1W 2J5	Yes

5	Declaration

I hereby certify that I have the relevant knowledge of the corporation, and that I am authorized to sign and submit this form.

/s/ François Duchesneau
SIGNATURE

	François Duchesneau		(418) 640-2009
	PRINT NAME		TELEPHONE NUMBER

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA).

File documents online:

Corporations Canada Online Filing Centre:

http://corporationscanada.ic.gc.ca

Or send documents by mail:

Director, Corporations Canada

Jean Edmonds Tower South

9th Floor

365 Laurier Ave. West

Ottawa ON K1A OC8

By Facsimile:

(613) 941-0999

IC 2904 (2004/11)